Exhibit 99.1

For Immediate Release:

January 11, 2019

Media Contact: Martha MacPherson Director, Marketing martha.macpherson@broadstone.com 585.413.5524

Broadstone Net Lease, Inc. Announces Continued Portfolio Growth in 2018

ROCHESTER, N.Y. -- Broadstone Net Lease, Inc. (“BNL”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), continued to expand its nationwide portfolio of freestanding, single-tenant, net leased commercial properties during 2018. Today, BNL announced strong full-year portfolio activity, including the acquisition of 113 properties via 26 distinct transactions for approximately $606.8 million. In the fourth quarter alone, BNL acquired 43 properties for approximately $241.5 million. The REIT also disposed of 20 properties in 2018, realizing approximately $57.3 million in gross proceeds. At December 31, 2018, BNL owned 621 properties in 42 states, with a total market value of nearly $3.5 billion.

BNL’s 2018 acquisitions were funded through a combination of cash from operations and proceeds from capital markets activities. The REIT raised approximately $283.7 million in new equity investments in 2018, including $81.5 million during the fourth quarter, through a combination of new and additional cash investments as well as reinvestments through the company’s distribution reinvestment plan and property contributed in exchange for membership units in BNL’s operating company, Broadstone Net Lease, LLC, through UPREIT transactions (as defined below). At year-end, the REIT had more than 3,100 stockholders.

Equity investment activity was supplemented by the issuance of a previously disclosed July 2018 debt private placement, pursuant to which BNL’s operating company issued an aggregate principal amount of $325 million of unsecured, fixed-rate, interest-only senior notes guaranteed by BNL. The offering comprised two series of senior notes: $225 million of 10-year Series B Notes bearing interest at 5.09% per annum and $100 million of 12-year Series C Notes bearing interest at 5.19% per annum.

“I am pleased to report another strong year of operating performance and portfolio growth for BNL,” said Chris Czarnecki, BNL’s Chief Executive Officer. “Our continued access to capital through strong relationships with both our stockholders and debt financing partners allowed us to further build our portfolio of high quality, diversified, commercial, net leased assets while selectively disposing of non-core assets to reap and reinvest gains. As a result, we were able to provide a strong 13.1% total return to our stockholders for the year, assuming dividend reinvestment. We continue to identify and pursue attractive, accretive acquisition targets, and anticipate 2019 will build upon 2018’s momentum.”

About Broadstone Net Lease:

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 621 retail, healthcare, industrial, office, and other properties in 42 states as of December 31, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,100 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis,

with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.